Exhibit 99.1

May 7, 2013

Cereplast Restructures Global Operations to Align with Market Opportunities

Reduces Annual Operating Expenses by $600,000-$800,000

EL SEGUNDO, Calif., May 7, 2013 — Cereplast, Inc. (OTCQB: CERP) (the “Company”), a leading manufacturer of proprietary biobased, compostable and sustainable bioplastics, today announced the restructuring of its global operations to align with current market opportunities which is expected to reduce annual operating expenses by $600,000 to $800,000 per year. This cost reduction will allow the Company to dedicate this cash savings toward organic growth and the required working capital to service new clients.

To achieve these cost savings, the Company is relocating its corporate headquarters to Seymour, IN and is closing its offices in El Segundo, CA. The Company is also moving its European headquarters to its office in Milan, Italy and is closing the office in Bönen, Germany in order to strategically focus the Company’s efforts on the most immediate and dynamic markets for bioplastics in Europe. These changes are effective as of May 2013.

Mr. Frederic Scheer, Chairman and CEO of Cereplast commented, “As we recently announced, our revenue for the first quarter of 2013 was approximately $900,000 to $1 million, exceeding the total revenue for the entire fiscal year of 2012. We continue to be optimistic about the revenue potential for the remainder of 2013, which will be derived primarily from Europe and the United States. After a thorough analysis, we determined that it would be prudent to consolidate our operations under one roof in the USA and under one roof in Europe. The global economy has fundamentally changed and we are quickly adapting our market approach and operations to maintain and build upon our competitive advantage. This measure has been taken by management with the best interest of our shareholders in mind, and achieves management’s goal of further reducing our operating costs and improving cash flow. Additionally, our relocation will enable us to further focus our resources on developing the markets where we expect to generate significant growth in the coming years. We anticipate a smooth transition and expect these steps will improve our financial outlook going forward.”

About Cereplast, Inc.

Cereplast, Inc. (OTCQB:CERP) designs and manufactures proprietary biobased, sustainable bioplastics which are used as substitutes for traditional plastics in all major converting processes—such as injection molding, thermoforming, blow molding and extrusions—at a pricing structure that is competitive with traditional plastics. On the cutting-edge of biobased plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® resins are ideally suited for single-use applications where high biobased content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables® resins combine high biobased content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast and Youtube.com/Cereplastinc.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

Cereplast, Inc.

Public Relations

Nicole Robertson

(310) 615-1900 x154

nrobertson@cereplast.com

Investor Relations:

Alliance Advisors, LLC

Alan Sheinwald

914-669-0222

asheinwald@allianceadvisors.net

Valter Pinto

914-669-0222 x201

valter@allianceadvisors.net

www.AllianceAdvisors.net